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                                                                     EXHIBIT 8.2

                            Morrison & Foerster LLP
                                Attorneys At Law
                           19900 MacArthur Boulevard
                         Irvine, California 92715-2445


                                     [Date]

Bank of America National Trust
  and Savings Association
555 South Flower Street
Los Angeles, California 90071

BankAmerica Housing Services
10089 Willow Creek Road
San Diego, California 92131


    Re:  BankAmerica Manufactured Housing Contract Trust
       [Senior/Subordinate] Pass-Through Certificates, Series 19[  ]-[  ]


Ladies and Gentlemen:


    We are special tax counsel to Bank of America National Trust and Savings Association ("Bank of America") and BankAmerica Housing Services, an unincorporated division of Bank of America, FSB ("BankAmerica Housing Services," and collectively with Bank of America, the "Registrants") in connection with the issuance and sale by the Registrants of approximately $ aggregate principal amount of BankAmerica Manufactured Housing Contract Trust, [Senior/Subordinate] Pass-Through Certificates, Series 19 - , Class [A] (the "Class [A] Certificates") and $ aggregate principal amount of BankAmerica Manufactured Housing Contract Trust, [Senior/Subordinate] Pass-Through Certificates, Series 199 - , Class [B] (the "Class [B] Certificates;" collectively with the Class [A] Certificates, the "Certificates"). The Certificates are to be issued
pursuant to a Pooling and Servicing Agreement, dated as of            , 19  (the
"Agreement") among the Registrants,  BankAmerica Housing Services, as  Servicer,
and       , as Trustee. The Certificates will represent undivided interests in a trust fund (the "Trust Fund") consisting primarily of a pool of manufactured housing installment sales contracts and installment loan agreements (the "Contracts") which [one or more of the] the Registrants will convey to the Trustee, as trustee for the Trust Fund, pursuant to the Agreement.


    In connection with this opinion, we have examined the following documents:

1.  the Agreement;

2. the registration statement on Form S-3 (No. 333-3200) filed by the Registrants relating to the Certificates, Amendment No. 1 thereto as filed with the Securities and Exchange Commission (the "Commission") in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder (collectively, the "Act"), and evidence satisfactory to us that such registration statement, as so amended,
    became  effective under the  Act on                , 19   (as so amended and
    declared effective, the "Registration Statement"); and

3.  the base Prospectus and Prospectus Supplement relating to the Class [A]  and
    Class  [B] Certificates as  filed with the Commission  on               , 19
    pursuant to Rule 424(b) under the Act (such Prospectus and Prospectus Supplement being hereinafter collectively referred to as the "Prospectus").

    In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of documents executed by entities other than the Registrants, we have assumed that

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Bank of America National Trust and Savings Association
BankAmerica Housing Services
Page Two
[Date]
each other entity has the power and authority to execute and deliver, and to perform and observe the provisions of such documents, and the due authorization by each such entity of all requisite action and the due execution and delivery of such documents by each such entity. To the extent we have deemed necessary and proper, we have relied upon the representations and warranties as to facts of the Registrants contained in the Agreement.

    The opinions expressed herein are based upon current statues, rules, regulations, cases and official interpretive opinions, and cover certain items that are not directly or definitively addressed by such authorities.

    Based upon and subject to the foregoing, we are of the opinion that:


    1. The statements contained in the Prospectus under the heading "Certain Federal Income Tax Consequences," to the extent they constitute matters of law or legal conclusions with respect thereto, are accurate in all material respects, under the assumptions stated therein and under existing law.


    2. Assuming (i) the making of a valid election, (ii) compliance with the Agreement, and (iii) compliance with any changes in the law, including any amendments to the Internal Revenue Code of 1986, as amended (the "Code") or applicable Treasury Regulations thereunder, the Trust Fund will be classified for federal income tax purposes as a "real estate mortgage investment conduit" ("REMIC") within the meaning of Code Section 860D.

    We express no opinion as to matters governed by laws of any jurisdiction other than the substantive laws of the State of California, the laws of the State of New York and the federal laws of the United States of America.

    This opinion is furnished to you solely for use in connection with the issuance and sale of the Certificates. We hereby consent to the filing of this letter as an exhibit to a Current Report on Form 8-K filed by you in connection with the Trust Fund. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

                                          Very truly yours,


                                          /s/ Morrison & Foerster LLP


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